EXHIBIT 99.1

         LATIN AMERICAN CASINOS, INC. CHANGES NAME TO NUWAY ENERGY, INC.
                    To Reflect New Venture into Energy Sector

August 13 2001, Latin American Casinos, Inc. (NASDAQ: LACI) today announced that it has changed its name to NuWay Energy Inc. We have reserved the ticker symbol "NWAY" and anticipate trading under this symbol on Wednesday, August, 15, 2001.

For approximately the last year we have been exploring new business opportunities in order to enhance the value of the company. After extensive research the company has chosen to enter the oil and gas industry in Canada via the formation of subsidiaries in Alberta, Canada, and Nevada, U.S. The name change will reflect this new venture that the company will be exploring. Initially the company will partner with existing oil & gas operators in the province of Alberta, Canada. Additionally, NuWay Energy will evaluate other potential acquisitions in the energy industry. While we are entering into a new venture, we are not changing our core business at this time.

NuWay Energy anticipates participating with experienced oil and gas companies in Alberta, Canada and acquiring interests in producing properties, some of which are available for acquisition from large energy companies. Recently, there has been a tremendous amount of consolidation of large energy companies in Canada. Because of this consolidation, management believes there are opportunities for small to mid-sized junior oil and gas companies to acquire producing properties which do not meet the economic requirements of these newly created large energy companies.

As part of NuWay Energy's focus, the company will participate with operators that will bring strong technical capabilities and experience in acquiring and exploiting properties to yield maximum returns.

NuWay is focused on growth, value and performance as it participates with experienced operators, which have acquired world-class assets of high quality and long-life reserves. The goal of NuWay Energy is to provide sustainable growth in this field by acquiring existing producing properties, balanced by low-risk development opportunities with low to medium risk exploration.

According to the U.S. Energy Information Administration, Canada is a major source of U.S. oil imports and is the fifth largest energy producer in the world, behind the United States, Russia, China, and Saudi Arabia. The United States imported more oil (including crude oil and petroleum products) from Canada than from any other country from January thru November 2000. The United States also consumes large amounts of Canadian natural gas, which accounted for 94% of U.S. gas imports, in the first half of 2000.

According to the Canadian Association of Petroleum Producers, Oil production in Canada averaged 2.7 million barrels per day during the year 2000 and has proven

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oil reserves of 4.7 billion barrels, as of January 2001, Alberta, called the
"Oil Province" in western Canada, is by far the country's leading oil producer and has about 35,000 producing oil and natural gas wells.

Additionally, Canada holds about 61 trillion cubic feet of proven natural gas reserves, and additional reserves are thought to lie off Canada's eastern coast between Newfoundland and Nova Scotia. Canada currently produces about 6.3 trillion cubic feet of natural gas per year, making it he world's third largest gas producer (after the United States and Russia) and second largest gas exporter (after Russia). Canada's gas exports go almost exclusively to the United States.

FORWARD LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to the Company's ability to the Company's capital requirements, availability of financing and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.


Contact:  NuWay Energy Inc.
          Todd Sanders, CEO
          (949) 553-8002


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